Exhibit 4.01

ADUROMED INDUSTRIES, INC.

STOCK OPTION AGREEMENT
WITH JOSEPH ESPOSITO

This Non-Statutory Option Agreement (the "Agreement") is made and entered into as of August 4, 2008 by and among ADUROMED INDUSTRIES, INC., a Delaware Corporation with a principal of business at 3 Trowbridge Drive, Bethel, Connecticut 06801, of the one part (hereinafter referred to as “AII” or the “Corporation”), and Joseph Esposito, of the other part (the "Optionee").

RECITALS

WHEREAS, by action unanimously taken by the Board of Directors of the Corporation on July 31, 2008, the Board approved the 2008 Non-Statutory Stock Option Plan (“Plan”) of the Corporation and authorized the Corporation to provide for the granting of option rights under the Plan to employees, consultants and non-employee directors of the Corporation and the Corporation’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”), to purchase shares of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”) in connection with the transactions contemplated by that certain Master Restructuring Agreement, dated as of July 10, 2008 by and among the Corporation, Aduromed and the other signatories listed on the signature pages thereto (the “MRA”); and

WHEREAS, in order to facilitate the purpose of the MRA, the Corporation wishes to grant to Optionee the right and option to purchase 12,000,000 shares of Common Stock under the Plan;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Grant of Option. The Corporation hereby grants to Optionee and to his permitted designees and assignees, the right and option (“Option”) to purchase a total of 12,000,000 shares of Common Stock (the “Optioned Shares”). It is understood and acknowledged that this Option is designated as a non-statutory stock option that will not qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2. Option Price. The price to be paid for the Optioned Shares to be issued upon exercise of this Option or any part thereof shall be $0.025 per share (the "Exercise Price").

3. Rights to Exercise.

The rights to exercise this Option shall vest with respect to 4,000,000 shares of Common Stock immediately, with respect to an additional 4,000,000 shares of Common Stock on August 4, 2009, and with respect to the remaining 4,000,000 shares of Common Stock on August 4, 2010.

4. Securities Law Requirements. To the extent this Option shall have vested as provided in Section 3 above, it may be exercised in whole or in part at any time, subject to an opinion of legal counsel for the Corporation (which shall not be unreasonably withheld by the Corporation) that, at the time of such exercise, the issuance of the Optioned Shares is in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated there under (the "Securities Act").

5. Term of the Options. The Option shall remain exercisable as to Optioned Shares for five (5) years from the date of vesting of such Optioned Shares.

Should the Optionee’s service be terminated for cause (as defined in the consulting agreement with the Corporation applicable to Optionee), then in any such event this Option shall terminate immediately and with respect to all unvested shares of Common Stock.

In the event Optionee is unable to continue as a consultant as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), all of Optionee's unvested Options shall immediately vest and become exercisable and the term of any such Options shall be extended to the fifth anniversary of Optionee's consultancy termination date.

During the term of this Option if the Optionee was at the time of his death still engaged as a consultant, all of the Optionee's unvested Options shall immediately vest and become exercisable and the term of any such Options shall be extended to the fifth anniversary of the Optionee's date of death and the Option may be exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

If during the term of this Agreement and while the Optionee remains a consultant of the Corporation, the Corporation shall be subject to a Change in Control, then in such case all of the Optionee's unvested Options shall immediately vest and become exercisable and the term of any such Options shall be extended to the fifth anniversary of the date of Change in Control.

"Change in Control" shall mean any merger, consolidation, sale of assets or other similar transaction or series of transactions involving the Corporation, other than any such transaction or transactions following which the Corporation or its stockholders continue to own a majority of the combined voting power of the outstanding securities of the Corporation or other entity surviving or succeeding to the business of the Corporation.

6. Registration Rights. The Corporation hereby covenants and agrees to register on an SEC Form S-8, or other applicable SEC Form, as soon as reasonably practicable, as may be necessary under the Securities Laws to permit the resale of the Optioned Shares issued upon exercise of this Option by the Optionee.

7. Nontransferability. Except as otherwise provided herein or unless the Corporation otherwise consents in writing, the rights of Optionee hereunder shall be non-assignable and non-transferable by the Optionee, either voluntarily or by operation of law, and shall not be pledged or hypothecated in any way. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Options or any right thereunder, shall be null and void and, at the Corporation's option, shall cause all of Optionee’s rights under this Agreement to terminate.

8. Effect of Exercise. Upon exercise of all or any part of this Option, the number of shares of Common Stock subject to this Option being exercised under this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

9. Method of Exercise. Each exercise of this Option shall be by means of a written notice of exercise in substantially the form attached hereto as Exhibit A delivered to the Secretary of the Corporation at its principal office and accompanied by payment in full, by certified or bank or cashier’s check payable to the Corporation, of the Exercise Price for each share of Common Stock purchased under the Option. Such notice shall specify the number of shares of Common Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than Optionee, such notice shall be accompanied by proof, reasonably satisfactory to the Corporation, of such person's right to exercise the Option.

10. Issuance of Shares. Subject to the foregoing conditions, the Corporation, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising an Option, shall, subject to the conditions herein expressly stated, deliver to such person at the principal office of the Corporation, or such other location as may be agreed in writing by the Corporation and such person, one or more certificates for the shares of Common Stock with respect to which the Option has been exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person.

11. Limitation of Optionee’s Rights. Neither Optionee nor any person entitled to exercise an Option shall be or have any of the rights of a shareholder of the Corporation in respect of any share issuable upon the exercise of the Option unless and until a certificate or certificates representing shares of Common Stock shall have been issued and delivered upon exercise of the Option in full or in part. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

12. Consent Required to Transfer. Except as otherwise expressly provided herein, if at any time the Corporation shall have filed a registration statement pursuant to the federal securities laws in connection with any underwritten public offering by the Corporation of its equity securities, the Optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Optioned Shares held by him without the prior written consent of the Corporation or its underwriters. Such limitations shall be in effect for such period of time from and after the effective date of such registration statement, or withdrawal of the filing with the SEC, as may be requested by the Corporation or such underwriters.

13. Protection Against Dilution.

13.1 Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 13, the Optionee shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock it is entitled to purchase pursuant to this Option, multiplied by (ii) the adjusted purchase price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock it is entitled to purchase before adjustment multiplied by the total purchase price before adjustment.

13.2 Capital Adjustment. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Corporation, the provisions of this Section 13 shall be applied as if such capital adjustment event had occurred immediately prior to the effective date of this Option and the original purchase price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section 13 shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights, if any.

13.3 Adjustment for Spin Off. If, for any reason, prior to the exercise of this Option in full, the Corporation spins off or otherwise divests itself of a part of its business or operations or disposes of all or a part of its assets in a transaction (the "Spin Off') in which the Corporation does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Corporation, then Optionee shall be entitled to receive its pro rata share of the Spin Off Securities determined as if it had exercised the entire unexercised portion of the Option outstanding on the trading day immediately prior to record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Corporation.

14. Restricted Securities. Optionee understands that the Option and the Common Stock issuable upon exercise of the Option are "restricted securities" under the Federal securities laws in as much as they are being acquired from the Corporation in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances. All certificates representing shares of Common Stock purchased upon the exercise of the Option shall bear the following legend:

"THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT."

15. Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to it at its principal place of business in care of its President; and any notice to the Optionee shall be addressed to Optionee at the address set forth above or at such other address as Optionee may hereafter designate in a writing delivered to the Corporation as provided herein.

16. Governing Law. This Agreement has been made, executed and delivered in, and the interpretation, performance and enforcement hereof shall be governed by and construed under the laws of the State of New York.

ADUROMED INDUSTRIES, INC.

By	/s/ Kevin T. Dunphy

OPTIONEE

/s/ Joseph Esposito
JOSEPH ESPOSITO

EXHIBIT A

OPTION EXERCISE FORM
(To be executed only upon exercise of an Option)

The undersigned hereby irrevocably exercises the foregoing designated Option for the purchase of that number of shares of the Common Stock (par value $0.0001 par value per share), of Aduromed Industries, Inc. set forth below, and hereby makes payment of the aggregate Exercise Price therefor which is also set forth below, all on the terms and subject to the conditions specified in the Stock Option Agreement between him and the Corporation.

Number of Shares:

x

Exercise Price:	$

Aggregate Exercise
Price paid:	$

Dated:

HOLDER:

____________________
ACCEPTED:

Dated:

ADUROMED INDUSTRIES, INC.

By